EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated Deferred Fee Plan of First Real Estate Investment Trust of New Jersey of our report dated January 14, 2015, with respect to the consolidated financial statements and schedule of First Real Estate Investment Trust of New Jersey and subsidiaries, and our report dated January 14, 2015, with respect to the effectiveness of First Real Estate Investment Trust of New Jersey and subsidiaries’ internal control over financial reporting, included in its Annual Report on Form 10-K for the year ended October 31, 2014.

/s/ EisnerAmper LLP

New York, New York

February 6, 2015